Exhibit 23.3
CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the inclusion in this Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2018, of our report dated March 7, 2019, with respect to estimates of reserves and future net revenue of Par Pacific Holdings, Inc. ("Par Pacific"), as of December 31, 2018, and to all references to our firm included in this Annual Report. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, and of our reserves report as of December 31, 2018, and references thereto, into Par Pacific's Registration Statement Nos. 333-185612, 333-208575, 333-216518, and 333-225054 on Form S-8 and Nos. 333-192519, 333-195662, 333-204597, 333-212107, 333-213471, 333-214593, 333-228933, 333-229278, and 333-229528 on Form S-3.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III
By:
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 11, 2019

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